Exhibit 10.1

Compensation Overview

Alex Buehler

LiqTech Interim Chief Executive Officer

Base Salary

$415,000 per annum payable in regular installments in accordance with the Company's usual pay practices. Total Base Salary paid should not exceed the pro-rata amount for the number of weeks served as Interim CEO.

Long Term Incentive Plan (LTIP)

$933,750 earned pro-rata for the number of weeks served as Interim CEO. The LTIP grant will be priced using the average share price on the day of March 29, 2022 and will be provided in the form of restricted shares that vest on Jan 1, 2023. The LTIP award will be calculated as a pro-rata equivalent number of shares (using the pricing date of March 29, 2002) on the date of completion of service as Interim CEO. LTIP earned award should not exceed the pro-rata amount for the number of weeks served as Interim CEO.

Benefits

Not applicable

Personal Expenses

The Company will provide reimbursement for all reasonable and customary travel and entertainment expenses and other extraordinary expenses that may arise in connection with the fulfillment of responsibilities.

Director Fees

During the term of service as Interim Chief Executive, the normal monthly cash director fees will not be paid.

Tax Equalization

The Company will provide reimbursement for income taxes that may arise in Denmark that, combined with owed federal and state income taxes in the USA, exceed the calculated federal and state income taxes in the USA on the same sourced income.

/s/ Mark Vernon	3/22/22
Mark Vernon Chairman of the Board	Date

Agreed:
/s/ Alexander Beuhler	3/22/22
Alexander Buehler	Date